Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2025 FOURTH QUARTER FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 26, 2026) – Eagle Financial Services, Inc. (NASDAQ: EFSI) (the "Company"), the holding company for Bank of Clarke, announced its fourth quarter 2025 results. The following table presents selected financial performance highlights for the periods indicated:

	Three Months Ended
	December 31,	September 30,	December 31,
	2025	2025	2024
	(in thousands)
				As adjusted (1)
Consolidated net income	$4,334	$5,584	$6,186	$3,125

Consolidated noninterest income	$5,355	$5,165	$8,521	$4,647

Earnings per share - basic and diluted	$0.81	$1.04	$1.74	$0.88

Annualized return on average equity	9.18%	12.20%	21.10%	10.66%

Annualized return on average assets	0.91%	1.10%	1.32%	0.67%

Net interest margin	3.61%	3.58%	3.03%	3.03%

(1) Non-GAAP financial measure - Excluding the tax effected impact of the gain on sale of the Old Town Center ("OTC") building as a result of the executed sale-leaseback transaction. See the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for a reconciliation of these measures to comparable measures calculated in accordance with GAAP.

Additional key highlights for the fourth quarter of 2025 are as follows:

•
Non-interest income to average assets increased to 1.12% for the three months ended December 31, 2025 as compared to 1.02% for the prior quarter.
•
Wealth management fee income increased 25.8% to $2.3 million for the three months ended December 31, 2025 as compared to the prior quarter.
•
Loan yield increased from 5.68% for the quarter ended September 30, 2025 to 5.76% for the quarter ended December 31, 2025. Net interest spread increased from 2.57% for the quarter ended September 30, 2025 to 2.74% for the quarter ended December 31, 2025.

Brandon Lorey, President and CEO, stated, "2025 was a pivotal year for our organization, marked by a successful capital raise, the strategic balance sheet repositioning, and subsequent uplist to NASDAQ that have significantly strengthened our balance sheet and improved our forward earnings profile. Net of the 2024 sale leaseback transaction, annualized return on average assets increased 36%, led by a 19% improvement in net interest margin over the year. Importantly, the steps we have taken—both operationally and strategically—have further strengthened our franchise value, positioning us for sustained growth, resilience, and enhanced competitiveness in the years ahead. I want to extend my sincere appreciation to our employees, whose dedication and professionalism made this progress possible. To our customers, thank you for placing your trust in us every day. And to our shareholders, we are grateful for your continued confidence and support as we advance our strategic priorities."

Income Statement Review

Total net income for the quarters ended December 31, 2025 and September 30, 2025 was $4.3 million and $5.6 million, respectively. Net income was $6.2 million for the quarter ended December 31, 2024. For the quarter ended December 31, 2025, net income decreased $1.3 million or 22.4% from the quarter ended September 30, 2025 and decreased $1.9 million or 29.9% from the quarter ended December 31, 2024. The decrease from the quarter ended September 30, 2025 was due to a decrease in net interest income as well as an increase in salaries and employee benefits expense during the quarter ended December 31, 2025. These changes are discussed below in greater detail. The decrease from the quarter ended December 31, 2024 was primarily due to the sale-leaseback transaction of our OTC branch in Winchester, during the fourth quarter of 2024. Excluding the net of tax effected impact of the $3.9 million gain recognized during the fourth quarter of 2024 from the sales-leaseback transaction, adjusted net income for the quarter ended December 31, 2024 was $3.1 million. This is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information.The increase in net income for the quarter ended December 31, 2025 compared to the as-adjusted quarter ended December 31, 2024 was due to several factors. Wealth management fee income increased by $919 thousand as well as net interest income, which increased by $2.9 million. These increases were partially offset by increases in noninterest expenses of $2.0 million. These changes are discussed below in greater detail

Total loan interest income was $21.3 million and $20.7 million for the quarters ended December 31, 2025 and September 30, 2025, respectively. Total loan interest income was $21.1 million for the quarter ended December 31, 2024. Total loan interest income increased $546 thousand or 2.6% from the quarter ended September 30, 2025 to the quarter ended December 31, 2025. Average loans increased by $18.9 million or 1.3% from the quarter ended September 30, 2025 to the quarter ended December 31, 2025. The tax equivalent yield on average loans for the quarter ended December 31, 2025 was 5.76%, an increase of eight basis points from the 5.68% average yield for the quarter ended September 30, 2025. The slight increase in loan interest income between the quarters ended December 31, 2025 and December 31, 2024 was mainly due to an increase in interest rates offset partially by a lower level of outstanding loans. The tax equivalent yield on average loans for the quarter ended December 31, 2025 was 5.76%, an increase of six basis points from the 5.70% average yield for the quarter ended December 31, 2024. Average loans decreased by $12.1 million or 0.82% for the quarter ended December 31, 2025 compared to the quarter ended December 31, 2024. Early during the first quarter of 2025, ahead of its public offering, the Company sold a pool of mortgage loans at par in order to bolster on-balance sheet liquidity. This pool had a total balance of $18.8 million with a weighted average yield of 6.58%.

Interest and dividend income from the investment portfolio was $1.3 million for the quarter ended December 31, 2025 compared to $1.4 million for the quarter ended September 30, 2025. Interest and dividend income from the investment portfolio was $879 thousand for the quarter ended December 31, 2024. The tax equivalent yield on average investments for the quarter ended December 31, 2025 was 4.25%, down five basis points from 4.30% for the quarter ended September 30, 2025 and up 168 basis points from 2.57% for the quarter ended December 31, 2024. The increase in yield was due largely to lower yielding investments sold during the first quarter of 2025 being replaced with higher yielding securities. During the quarter ended March 31, 2025, $99.2 million in securities were sold with a weighted average yield of 1.72%. During the same quarter, $76.0 million in securities were purchased. Of the $76.0 million in securities purchased, $66.0 million were purchased as a part of the executed balance sheet repositioning with a weighted average yield of 4.72%.

Total interest expense was $8.4 million and $8.7 million for the three months ended December 31, 2025 and September 30, 2025, respectively and $10.5 million for three months ended December 31, 2024. The decrease in interest expense between the quarter ended December 31, 2024 and the quarter ended December 31, 2025 was largely due to a $1.2 million decrease in FHLB interest expense. The average balance of FHLB advances decreased $101.7 million from the quarter ended December 31, 2024 to the same period in 2025. The decrease was also partially attributable to lower interest expense on deposits by $970 thousand for the same comparative periods. The average balance of interest-bearing deposits increased by $11.2 million during this time period but the average yield paid on these deposits decreased by 37 basis points for the same period. The decrease in interest expense between the quarter ended September 30, 2025 and the quarter ended December 31, 2025 was due to lower interest expense on deposits. The average balance of interest-bearing deposits decreased by $5.6 million during this time period.

Net interest income for the quarter ended December 31, 2025 was $16.4 million reflecting a decrease of 4.8% from the quarter ended September 30, 2025 and an increase of 21.3% from the quarter ended December 31, 2024. Net interest income was $17.2 million and $13.5 million, respectively, for the quarters ended September 30, 2025 and December 31, 2024.

The net interest margin was 3.61% for the quarter ended December 31, 2025. For the quarters ended September 30, 2025 and December 31, 2024, the net interest margin was 3.58% and 3.03%, respectively. The increases in the net interest margin from September 30, 2025 was mainly due to the increase in loans combined with the increase in loan rates during the quarter. The increase in the net interest margin from December 31, 2024 can be attributed to several factors. The net interest spread increased to 2.74% at December 31, 2025 from 2.21% at December 31, 2024, respectively. Both the repositioning of the securities portfolio and the run off of higher interest bearing non core deposits during the period had a positive impact to the net interest margin.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitable earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. This is a non-GAAP financial measure. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

Total noninterest income was $5.4 million and $5.2 million for the quarters ended December 31, 2025 and September 30, 2025 respectively. Total noninterest income was $8.5 million for the quarter ended December 31, 2024. The increase in total noninterest income when comparing the fourth quarter of 2025 to the third quarter of 2025 is mainly due to the increase in wealth management fee income by $472 thousand or 25.8%. This increase was partially offset by a decrease to gain on sale of loans held for sale of $182 thousand due to a lower volume of SBA loan sales during the fourth quarter of 2025. When comparing the fourth quarter of 2025 to the same quarter of 2024, wealth management fee income increased by $919 thousand or 66.7% which was more than offset by the $3.9 million gain on sale from the sale-leaseback transaction of our OTC branch in Winchester, during the fourth quarter of 2024. In addition, small business investment company income was $435 thousand lower in the fourth quarter of 2025 when compared to the fourth quarter of 2024. Wealth management fee income is comprised of income from fiduciary activities as well as commissions from the sale of non-deposit investment products. The amount of income from fiduciary activities is determined by the number of active accounts and total assets under management which has increased during the quarter ended December 31, 2025. Additionally, per transaction fees for estates and other services have also contributed to the increase in revenue.

Noninterest expense increased $1.2 million, or 8.3%, to $15.5 million for the quarter ended December 31, 2025 from $14.3 million for the quarter ended September 30, 2025. Noninterest expense was $13.6 million for the quarter ended December 31, 2024, representing an increase of $2.0 million or 14.6% when comparing to the quarter ended December 31, 2025. Salaries and benefits expense increased $745 thousand or 8.5% between December 31, 2025 and September 30, 2025, largely due to increased incentive accruals resulting from additional plan metrics reaching payout levels during the quarter. Salaries and benefits expense increased $1.5 million or 18.7% between December 31, 2025 and December 31, 2024, mainly due to the increase in the number of employees as well as increased incentive accruals. Full time equivalent employees were 254 and 231 at December 31, 2025 and December 31, 2024, respectively.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased slightly from $14.3 million or 0.74% of total assets at September 30, 2025 to $14.6 million or 0.77% of total assets at December 31, 2025. This increase was due to the addition of one $2.1 million commercial and industrial relationship to nonaccrual status which was partially offset by the sale of several other real estate owned and repossessed assets during the fourth quarter. Based on a recent valuation, the Bank believes that there is sufficient collateral to cover the entirety of the outstanding balance of the new nonaccrual relationship. Nonperforming assets were $3.0 million or 0.16% of total assets at December 31, 2024. Nonperforming assets increased as of December 31, 2025 in comparison to December 31, 2024 mainly due to two large relationships being placed in nonaccrual status during the first quarter of 2025 and one large relationship being placed in nonaccrual status during the fourth quarter of 2025. These three relationships had a total balance of $9.7 million as of December 31, 2025.

The first large relationship placed into nonaccrual status during the first quarter of 2025 had an outstanding balance of $2.2 million as of December 31, 2025 and was a partially owner-occupied property whose owner passed away unexpectedly causing the business to halt. The courts have assigned an executor of the estate, and the Bank has filed and been found in favor on summary judgment. This permits the Bank to move forward with the foreclosure process. Based on a recent appraisal, the Bank believes that there is sufficient collateral to cover the entirety of the outstanding balance of the loan.

The second large relationship placed into nonaccrual status during the first quarter was comprised of four residential multifamily income producing properties in Washington D.C. (the District) with a current combined exposure of approximately $5.5 million. The largest of the four properties had a corresponding loan balance of $5.9 million at June 30, 2025. This property was offered for sale on July 8, 2025, for $5.7 million with the Bank agreeing to a short sale of $4.8 million, thereby creating a deficiency balance of $1.1 million after consideration of past due taxes and other costs. The property owner has entered into an agreement with the Bank to pay back the deficiency balance and the Bank has collateralized this note with the property owner’s remaining three properties, as well as a third deed of trust on two additional properties, as a condition of the aforementioned short sale. The Bank charged-off the full amount of the deficiency balance during the third quarter of 2025 due to the unlikelihood of repayment and the limited amount of remaining collateral value and will now be working through recovery on the collateralized properties. Concurrently, the Bank has been granted receivership on the remaining three properties. The Bank is now actively working with the receiver to update the properties and ready them for sale while continuing to collect the housing payments directly from the District. The remaining properties in non-accrual status have been written down to their current estimated values and the Bank is working through its normal work-out process. The Bank does not anticipate having to make any further significant write-downs on these three properties.

The large relationship placed into nonaccrual status during the fourth quarter of 2025 had an outstanding balance of $2.1 million as of December 31, 2025. The Bank's portion is part of a larger syndicated loan, with the Bank’s portion being 0.31% of the total loan commitment. The borrower is currently under a forbearance agreement, for financial covenant violations and past due payments. The borrower's new management team along with the lead bank continue to work on a restructuring of the business. Performance has improved with the new management team in place. Based on most recent business valuation, the Bank believes there is sufficient collateral to cover the entirety of the outstanding balance of the loan. The Bank will continue to closely monitor this relationship.

The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Specific reserves on nonaccrual loans totaled $467 thousand, $418 thousand and $248 thousand as of December 31, 2025, September 30, 2025 and December 31, 2024, respectively.

The Company realized $237 thousand in net charge-offs for the quarter ended December 31, 2025 compared to $2.3 million for the three months ended September 30, 2025. During the three months ended December 31, 2024, $486 thousand in net charge-offs were recognized. The majority of the charge-offs recognized during the third quarter of 2025 were for the $1.1 million deficiency balance discussed above along with a $468 thousand write-down on a nonaccrual commercial real estate loan.

The ratio of allowance for credit losses to total loans was 1.04% and 1.01% at December 31, 2025 and September 30, 2025, respectively. The 3 basis point increase in the allowance for credit losses to total loans between September 30, 2025 and December 31, 2025 was largely due to slight increases in both the overall quantitative and qualitative factors due mainly to increased loss rates. The ratio of allowance for credit losses to total loans was 1.02% at December 31, 2024. The amount of provision for credit losses on loans reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $747 thousand in provision for credit losses on loans for the quarter ended December 31, 2025. The Company recognized provision for credit losses on loans of $1.1 million and $210 thousand for the quarters ended September 30, 2025 and December 31, 2024, respectively. The higher provision for the quarter ended September 30, 2025 was mainly due to the larger net charge-offs during the quarter. This was partially offset by the reduction in specific allocations needed at quarter end. Net charge-off levels were lower during the fourth quarter of 2025. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects expected credit losses over the life of the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at December 31, 2025 were $1.89 billion, which represented a decrease of $43.8 million or 2.27% from total assets of $1.93 billion at September 30, 2025. At December 31, 2024, total consolidated assets were $1.87 billion. Total assets decreased during the fourth quarter of 2025 primarily due to the decrease in cash and cash equivalents of $50.9 million during the fourth quarter of 2025. Cash and cash equivalents were at a lower level as of December 31, 2025 due to declines in deposits during the quarter. See below for further discussion on deposits.

Total net loans increased $12.6 million from $1.45 billion at September 30, 2025 to $1.46 billion at December 31, 2025 driven largely by the growth of commercial real estate loans of $8.8 million and commercial and industrial loans of $9.8 million and partially offset by marine loan amortization. Numerous commercial real estate owner-occupied and non owner-occupied loans were originated during the fourth quarter totaling approximately $15.5 million and $14.5 million, respectively. These originations were partially offset by paydowns and payoffs in the normal course of business. Commercial and industrial loans originated during the fourth quarter of 2025 had an outstanding balance of $8.6 million as of December 31, 2025. In addition to these originations, there were some increases to the usage of commercial lines of credit.

Total deposits decreased to $1.61 billion as of December 31, 2025 when compared to September 30, 2025 deposits of $1.66 billion. At December 31, 2024 total deposits were $1.58 billion. During the second quarter of 2025, total deposits increased $152.7 million. The majority of this increase was due to large deposits in non-interest bearing accounts totaling $151.7 million during the quarter and is primarily related to sales proceeds of two customer's businesses. During the third quarter of 2025, $72.4 million of these funds left the bank, with $79.3 million still remaining at September 30, 2025. During the fourth quarter of 2025, $74.4 million of these funds left the bank leaving a remaining $4.9 million. This accounts for the majority of the decrease in total deposits during the quarter. Year over year deposits increased $32.2 million and the majority of the growth was in savings and interest bearing deposits. Core deposit change for the quarter and twelve months ended December 31, 2025 was a decrease of $9.5 million and an increase of $5.4 million, respectively. Core deposits consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and time deposits less than $250 thousand.

Liquidity

The objective of the Company’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of December 31, 2025, the Company’s uninsured deposits were approximately $199.0 million or 12.4% of total deposits.

The Company’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks, loans with a maturity less than one year and nonpledged securities available for sale, were $423.4 million and borrowing availability was $595.3 million as of December 31, 2025, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $819.7 million. Liquid assets have decreased by $44.3 million during the fourth quarter mainly due to a $50.9 million decrease in cash and cash equivalent balance as discussed above. In addition to deposits, the Company utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta (FHLB) as well as federal funds purchased from Community Bankers Bank may be used to fund the Company’s day-to-day operations. Long-term borrowings include FHLB advances as well as subordinated debt. Total outstanding borrowings decreased to $69.6 million at December 31, 2025 from $149.5 million at December 31, 2024. This decrease was primarily due to deposit growth and higher levels of loan sales during the first quarter of 2025 enabling the payoff of borrowings. Borrowings remained stable from September 30, 2025 to December 31, 2025.

Additional sources of liquidity available to the Company include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends

On January 21, 2026, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on February 13, 2026, to shareholders of record on February 2, 2026. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $69.9 million to $188.9 million at December 31, 2025 compared to December 31, 2024 and increased $3.3 million compared to September 30, 2025. During the first quarter of 2025, the Company completed a public offering of common stock. A total of 1,796,875 shares were issued with net proceeds of $53.5 million.

The Company’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest. The accumulated other comprehensive loss related to the Company’s securities available for sale decreased to $5.3 million at December 31, 2025 compared to $5.6 million at September 30, 2025 and decreased from $18.6 million at December 31, 2024. As part of a balance sheet repositioning as discussed above, the Bank sold available for sale debt securities with an amortized cost balance of $99.2 million (fair value of $86.8 million) and a weighted average yield of 1.72% and reinvested $66.0 million into purchases of available for sale debt securities with a weighted average yield of 4.70%. The sale of debt securities resulted in a net pre-tax realized loss of $12.4 million (after-tax of $9.8 million) that was recognized in the first quarter of 2025.

As of December 31, 2025, the most recent notification from the FDIC categorized the Bank of Clarke as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at December 31, 2025, Bank of Clarke was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, Bank of Clarke must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules. The Bank of Clarke exceeded these ratios at December 31, 2025.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of period-to-period operating performance and the impact of non-recurring transactions on the Bank’s results. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s results and financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for or more important than financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Fourth Quarter 2025 Earnings Release Conference Call and Webcast

Eagle Financial Services’ Chief Executive Officer, Brandon Lorey, and Chief Financial Officer, Kate Chappell, will hold a listen-only conference call and webcast to discuss fourth quarter results on Tuesday, January 27, 2026, at 10 a.m. eastern time. Those wishing to listen to the conference call should call the applicable number below and reference the Conference ID below.

USA / International – (Toll) - +1.646.968.2525

USA – (Toll-Free) +1.888.596.4144

Canada – (Toronto) +1.647.495.7514

Canada – (Toll-Free) +1.888.596.4144

Conference ID – 3461943 and press #

A replay of the call and webcast will be accessible at investors.bankofclarke.bank. Webcast URL: https://events.q4inc.com/attendee/675800700

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; the Company's ability to successfully resolve non-performing assets; demand for loan products; liquidity and deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS (unaudited)

	For the Three Months Ended
(Dollars in thousands, except per share data)	4Q25	3Q25	2Q25	1Q25	4Q24
Net Income (loss)	$4,334	$5,584	$5,270	$(6,974)	$6,186
Earnings (loss) per share, basic	$0.81	$1.04	$0.98	$(1.53)	$1.74
Earnings (loss) per share, diluted	$0.81	$1.04	$0.98	$(1.53)	$1.74
Return on average total assets (4)	0.91%	1.10%	1.09%	(1.48)%	1.32%
Return on average total equity (4)	9.18%	12.20%	11.93%	(20.75)%	21.10%
Dividend payout ratio	38.27%	29.81%	31.63%	N/M	17.82%
Fee revenue as a percent of total revenue (1)	17.86%	15.81%	15.65%	N/M	12.79%
Net interest margin (2) (4)	3.61%	3.58%	3.42%	2.98%	3.03%
Yield on average earning assets (4)	5.45%	5.39%	5.41%	5.25%	5.39%
Rate on average interest-bearing liabilities (4)	2.71%	2.82%	2.90%	3.12%	3.18%
Net interest spread (4)	2.74%	2.57%	2.51%	2.13%	2.21%
Tax equivalent adjustment to net interest income	$26	$25	$26	$28	$28
Non-interest income to average assets (4)	1.12%	1.02%	1.02%	(1.82)%	1.81%
Non-interest expense to average assets (4)	3.24%	2.83%	2.78%	2.68%	2.88%
Efficiency ratio (3)	70.39%	64.06%	64.91%	72.20%	74.58%

N/M - Not meaningful

(1) Fee revenue as a percentage of total revenue is calculated by dividing the sum of wealth management fees, service charges on deposit accounts and other service charges and fees by the sum of net interest income and non-interest income.

(2) Non-GAAP financial measure - The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due tax-exempt loan balances, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3) Non-GAAP financial measure - The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense less gain/loss on other real estate owned and gain/loss on repossessed assets by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio, the gain on the sale of the Old Town Center location, and loss on sale of other bank premises and equipment. The tax rate utilized is 21%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability. Please refer to the "Reconciliation of Efficiency Ratio" table for additional information.

(4) Annualized.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER (unaudited)

(Dollars in thousands, except per share data)	4Q25	3Q25	2Q25	1Q25	4Q24
BALANCE SHEET RATIOS
Loans to deposits	91.65%	88.21%	81.44%	89.99%	93.14%
Average interest-earning assets to average-interest bearing liabilities	147.54%	155.33%	146.08%	137.78%	134.93%
PER SHARE DATA
Dividends	$0.31	$0.31	$0.31	$0.31	$0.31
Book value	35.14	34.52	33.41	32.81	33.52
Tangible book value	35.14	34.52	33.41	32.81	33.52
SHARE PRICE DATA
Closing price	$39.80	$37.83	$30.62	$32.79	$36.40
Diluted earnings multiple(1)	12.28	9.09	7.81	N/M	5.23
Book value multiple(2)	1.13	1.10	0.92	1.00	1.09
COMMON STOCK DATA
Outstanding shares at end of period	5,374,205	5,376,346	5,376,346	5,378,653	3,549,581
Weighted average shares outstanding	5,376,088	5,376,346	5,378,214	4,572,297	3,549,581
Weighted average shares outstanding, diluted	5,376,088	5,376,346	5,378,214	4,572,297	3,549,581
CREDIT QUALITY
Net charge-offs to average loans	0.02%	0.16%	0.01%	0.06%	0.03%
Total non-performing loans to total loans (3)	0.98%	0.91%	1.20%	1.13%	0.17%
Total non-performing assets to total assets (4)	0.77%	0.74%	0.86%	0.86%	0.16%
Non-accrual loans to:
total loans	0.98%	0.90%	1.16%	1.11%	0.14%
total assets	0.76%	0.68%	0.82%	0.85%	0.11%
Allowance for credit losses to:
total loans	1.04%	1.01%	1.11%	1.05%	1.02%
non-performing assets (4)	104.98%	103.81%	91.24%	93.45%	506.30%
non-accrual loans	106.40%	112.48%	95.48%	94.79%	725.24%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days	$60	$91	$593	$230	$382
Non-accrual loans	14,398	13,167	16,735	16,122	2,072
Other real estate owned and repossessed assets	135	1,009	186	—	514
NET LOAN CHARGE-OFFS (RECOVERIES):
Loans charged off	$318	$2,417	$335	$1,076	$585
(Recoveries)	(81)	(117)	(176)	(185)	(99)
Net charge-offs	237	2,300	159	891	486
PROVISION FOR CREDIT LOSSES ON LOANS	$747	$1,131	$856	$1,146	$210
ALLOWANCE FOR CREDIT LOSSES	15,320	14,810	15,979	15,282	15,027

N/M - Not meaningful

(1) The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2) The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3) Non-performing loans include non-accrual loans and loans 90 days or more past due and still accruing interest.

(4) Non-performing assets include non-accrual loans, loans 90 days or more past due and still accruing interest, repossessed assets and other real estate owned (OREO) acquired through foreclosure.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	Unaudited 12/31/2025	Unaudited 09/30/2025	Unaudited 06/30/2025	Unaudited 03/31/2025	* 12/31/2024
Assets
Cash and due from banks	$13,942	$15,558	$17,401	$16,527	$13,129
Interest-bearing deposits with other institutions	103,984	189,119	260,568	187,018	162,595
Federal funds sold	99,268	63,452	118,033	61,401	17,435
Securities available for sale, at fair value and restricted stock	123,329	125,165	124,693	114,844	128,887
Loans held for sale	4,786	3,479	3,302	3,173	2,660
Loans, net of allowance for credit losses	1,457,757	1,445,118	1,422,653	1,436,982	1,452,022
Bank premises and equipment, net	14,906	14,878	14,693	14,625	14,339
Bank owned life insurance	31,720	31,440	31,172	30,894	30,621
Other assets	38,934	44,264	42,565	39,013	44,527
Total assets	$1,888,626	$1,932,473	$2,035,080	$1,904,477	$1,866,215
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$432,171	$521,149	$574,596	$421,342	$406,180
Savings and interest bearing demand deposits	728,545	687,530	728,370	697,679	679,330
Time deposits	446,644	446,369	463,558	494,770	489,646
Total deposits	$1,607,360	$1,655,048	$1,766,524	$1,613,791	$1,575,156
Federal funds purchased	—	101	172	—	—
Federal Home Loan Bank advances, short-term		—	—	25,000	—
Federal Home Loan Bank advances	40,000	40,000	40,000	40,000	120,000
Subordinated debt, net	29,579	29,562	29,545	29,529	29,512
Other liabilities	22,848	22,181	19,191	19,682	22,560
Total liabilities	$1,699,787	$1,746,892	$1,855,432	$1,728,002	$1,747,228

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	13,264	13,260	13,260	13,252	8,714
Surplus	64,720	64,458	64,154	63,922	14,901
Retained earnings	116,115	113,448	109,530	105,928	114,012
Accumulated other comprehensive (loss)	(5,260)	(5,585)	(7,296)	(6,627)	(18,640)
Total shareholders' equity	$188,839	$185,581	$179,648	$176,475	$118,987
Total liabilities and shareholders' equity	$1,888,626	$1,932,473	$2,035,080	$1,904,477	$1,866,215

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA (unaudited)

	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Mortgage real estate loans:
Construction & Secured by Farmland	$82,336	$84,467	$76,060	$98,660	$95,200
HELOCs	58,640	54,549	52,032	50,543	50,646
Residential First Lien - Investor	107,308	103,942	106,493	108,519	105,910
Residential First Lien - Owner Occupied	178,806	178,725	177,000	174,822	194,065
Residential Junior Liens	10,724	10,497	10,865	10,983	11,184
Commercial - Owner Occupied	298,853	290,931	288,821	268,990	272,236
Commercial - Non-Owner Occupied & Multifamily	398,926	398,076	372,833	374,471	367,680
Commercial and industrial loans:
BHG loans	2,344	2,637	2,928	3,248	3,566
SBA PPP loans	4	10	16	22	28
Other commercial and industrial loans	110,876	100,777	103,571	109,658	106,749
Marine loans	175,639	185,938	196,434	203,455	210,095
Triad Loans	21,324	21,856	22,111	22,528	22,894
Consumer loans	7,418	7,566	7,628	7,898	8,123
Overdrafts	318	297	240	208	309
Other loans	13,946	13,895	15,372	11,822	11,911
Total loans	$1,467,462	$1,454,163	$1,432,404	$1,445,827	$1,460,596
Net deferred loan costs and premiums	5,615	5,765	6,228	6,437	6,453
Allowance for credit losses on loans	(15,320)	(14,810)	(15,979)	(15,282)	(15,027)
Net loans	$1,457,757	$1,445,118	$1,422,653	$1,436,982	$1,452,022

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

						*
	Three Months Ended					Year Ended
						December 31,
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024	2025	2024
Interest and Dividend Income
Interest and fees on loans	$21,268	$20,722	$20,409	$19,971	$21,148	$82,370	$81,779
Interest on federal funds sold	54	55	87	39	5	235	123
Interest and dividends on securities available for sale:
Taxable interest income	1,274	1,293	1,142	695	713	4,404	2,922
Interest income exempt from federal income taxes	—	—	—	3	4	3	16
Dividends	61	60	117	150	162	388	630
Interest on deposits in banks	2,098	3,803	3,060	2,644	1,962	11,605	5,851
Total interest and dividend income	$24,755	$25,933	$24,815	$23,502	$23,994	$99,005	$91,321
Interest Expense
Interest on deposits	$7,526	$7,886	$8,263	$8,504	$8,496	$32,179	$31,854
Interest on federal funds purchased	—	—	—	—	—	—	—
Interest on Federal Home Loan Bank advances	494	494	499	1,308	1,645	2,795	6,823
Interest on subordinated debt	354	354	355	354	354	1,417	1,417
Total interest expense	$8,374	$8,734	$9,117	$10,166	$10,495	$36,391	$40,094
Net interest income	$16,381	$17,199	$15,698	$13,336	$13,499	$62,614	$51,227
Provision For Credit Losses	688	1,112	668	1,233	351	3,701	2,551
Net interest income after provision for credit losses	$15,693	$16,087	$15,030	$12,103	$13,148	$58,913	$48,676
Noninterest Income
Wealth management fees	$2,299	$1,827	$1,650	$1,681	$1,380	$7,457	$5,624
Service charges on deposit accounts	574	558	517	492	508	2,141	1,936
Other service charges and fees	1,009	1,151	1,060	972	929	4,192	4,179
(Loss) gain on the sale of bank premises and equipment	(1)	(2)	—	(16)	3,874	(19)	3,863
(Loss) on sales of AFS securities	—	—	—	(12,425)	—	(12,425)	—
Gain on sale of loans held-for-sale	830	1,012	1,104	429	861	3,375	2,141
Small business investment company income	40	58	133	20	475	251	1,357
Bank owned life insurance income	280	268	278	273	260	1,099	1,981
Other operating income	324	293	175	20	234	812	476
Total noninterest income (loss)	$5,355	$5,165	$4,917	$(8,554)	$8,521	$6,883	$21,557
Noninterest Expenses
Salaries and employee benefits	$9,462	$8,717	$7,845	$7,179	$7,973	$33,203	$30,059
Occupancy expenses	663	691	598	662	508	2,614	2,077
Equipment expenses	442	437	401	423	456	1,703	1,657
Advertising and marketing expenses	209	317	152	183	309	861	1,038
Stationery and supplies	20	37	35	42	54	134	145
ATM network fees	324	327	332	362	371	1,345	1,530
Other real estate owned expenses	20	—	—	—	—	20	—
Loss on the sale of other real estate owned	51	—	—	—	—	51	—
Loss on the sale of repossessed assets	169	—	—	133	—	302	204
FDIC assessment	200	172	254	322	330	948	1,433
Computer software expense	373	389	325	282	388	1,369	1,068
Bank franchise tax	388	388	381	367	342	1,524	1,353
Professional fees	723	493	641	563	640	2,420	2,065
Data processing fees	558	469	633	550	616	2,210	2,418
Other operating expenses	1,937	1,907	1,802	1,521	1,568	7,167	6,285
Total noninterest expenses	$15,539	$14,344	$13,399	$12,589	$13,555	$55,871	$51,332
Income (loss) before income taxes	$5,509	$6,908	$6,548	$(9,040)	$8,114	$9,925	$18,901
Income Tax Expense (Benefit)	1,175	1,324	1,278	(2,066)	1,928	1,711	3,558
Net income (loss)	$4,334	$5,584	$5,270	$(6,974)	$6,186	$8,214	$15,343
Earnings (Loss) Per Share
Net income (loss) per common share, basic	$0.81	$1.04	$0.98	$(1.53)	$1.74	$1.59	$4.32
Net income (loss) per common share, diluted	$0.81	$1.04	$0.98	$(1.53)	$1.74	$1.59	$4.32

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates (unaudited)

	For the Three Months Ended
	December 31, 2025			December 31, 2024
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$124,490	$1,334	4.25%	$135,391	$874	2.57%
Tax-Exempt (1)	—	—	—%	497	5	4.04%
Total Securities	$124,490	$1,334	4.25%	$135,888	$879	2.57%
Loans:
Taxable	$1,445,196	$21,172	5.81%	$1,466,603	$21,047	5.71%
Non-accrual	12,294	—	—%	2,355	—	—%
Tax-Exempt (1)	9,504	122	5.09%	10,153	129	5.04%
Total Loans	$1,466,994	$21,294	5.76%	$1,479,111	$21,176	5.70%
Federal funds sold and interest-bearing deposits in other banks	214,010	2,153	3.99%	158,193	1,966	4.94%
Total earning assets	$1,805,494	$24,781	5.45%	$1,773,192	$24,021	5.39%
Allowance for credit losses	(15,038)			(15,299)
Total non-earning assets	109,485			110,704
Total assets	$1,899,941			$1,868,597
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$308,621	$1,696	2.18%	$267,207	$1,527	2.27%
Money market accounts	278,231	1,522	2.17%	268,846	1,557	2.30%
Savings accounts	123,577	34	0.11%	131,541	37	0.11%
Time deposits:
$250,000 and more	177,078	1,780	3.99%	171,735	1,976	4.58%
Less than $250,000	266,630	2,494	3.71%	303,617	3,399	4.45%
Total interest-bearing deposits	$1,154,137	$7,526	2.59%	$1,142,946	$8,496	2.96%
Federal funds purchased	1	—	n/m	5	—	n/m
Federal Home Loan Bank advances	40,000	494	4.90%	141,739	1,644	4.62%
Subordinated debt	29,568	354	4.75%	29,501	354	4.78%
Total interest-bearing liabilities	$1,223,706	$8,374	2.71%	$1,314,191	$10,494	3.18%
Noninterest-bearing liabilities:
Demand deposits	464,564			418,505
Other Liabilities	24,408			19,245
Total liabilities	$1,712,678			$1,751,941
Shareholders' equity	187,263			116,656
Total liabilities and shareholders' equity	$1,899,941			$1,868,597
Net interest income		$16,407			$13,527
Net interest spread			2.74%			2.21%
Interest expense as a percent of average earning assets			1.84%			2.35%
Net interest margin			3.61%			3.03%

N/M - Not meaningful

(1) Non-GAAP financial measure - Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income (unaudited)

	Three Months Ended
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
GAAP Financial Measurements:
Interest Income - Loans	$21,268	$20,722	$20,409	$19,971	$21,148
Interest Income - Securities and Other Interest-Earnings Assets	3,487	5,211	4,406	3,531	2,846
Interest Expense - Deposits	7,526	7,886	8,263	8,504	8,496
Interest Expense - Other Borrowings	848	848	854	1,662	1,999
Total Net Interest Income	$16,381	$17,199	$15,698	$13,336	$13,499
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$26	$25	$26	$27	$27
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	—	—	—	1	1
Total Tax Benefit on Tax-Exempt Interest Income	$26	$25	$26	$28	$28
Tax-Equivalent Net Interest Income	$16,407	$17,224	$15,724	$13,364	$13,527

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Efficiency Ratio (unaudited)

	Three Months Ended
(Dollars in thousands)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Summary of Operating Results:
Noninterest expenses (GAAP)	$15,539	$14,344	$13,399	$12,589	$13,555
Less: Loss on sale of other real estate loans and repossessed assets	220	—	—	133	—
Adjusted noninterest expenses (non-GAAP)	$15,319	$14,344	$13,399	$12,456	$13,555

Net interest income	16,381	17,199	15,698	13,336	13,499

Noninterest income (loss) (GAAP)	5,355	5,165	4,917	(8,554)	8,521
Less: (Loss) gain on the sale and disposal of premises and equipment	(1)	(2)	—	(16)	3,874
Less: (Loss) on the sale of securities	—	—	—	(12,425)	—
Adjusted noninterest income (non-GAAP)	$5,356	$5,167	$4,917	$3,887	$4,647
Tax equivalent adjustment (1)	26	25	26	28	28
Total net interest income and noninterest income, adjusted (non-GAAP)	$21,763	$22,391	$20,641	$17,251	$18,174

Efficiency ratio	70.39%	64.06%	64.91%	72.20%	74.58%

(1) Non-GAAP financial measure -Includes tax-equivalent adjustments on loans and securities using the federal statutory tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Performance Highlights (unaudited)

	Three Months Ended
(dollars in thousands except for per share data)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
GAAP Financial Measurements:
GAAP Net income (loss)	$4,334	$5,584	$5,270	$(6,974)	$6,186
Adjustments to net income (loss):
Loss on sales of securities	—	—	—	12,425	—
(Gain) on sale of Old Town Center (sales leaseback)	—	—	—	—	(3,874)
Tax effect of adjustments to net income	—	—	—	(2,609)	813
Non-GAAP Net income	$4,334	$5,584	$5,270	$2,842	$3,125

GAAP Noninterest income (loss)	$5,355	$5,165	$4,917	$(8,554)	$8,521
Adjustments to noninterest income (loss):
Loss on sales of securities	—	—	—	12,425	—
(Gain) on sale of Old Town Center (sales leaseback)	—	—	—	—	(3,874)
Non-GAAP Noninterest income	$5,355	$5,165	$4,917	$3,871	$4,647

Earnings per share, basic and diluted	$0.81	$1.04	$0.98	$(1.53)	$1.74
Effect of adjustments to net income	—	—	—	2.15	(0.86)
Non-GAAP Earnings per share, basic and diluted	$0.81	$1.04	$0.98	$0.62	$0.88

Annualized return on average equity	9.18%	12.20%	11.93%	(20.75)%	21.10%
Effect of adjustments to net income	0.00%	0.00%	0.00%	29.21%	(10.44)%
Non-GAAP Annualized return on average equity	9.18%	12.20%	11.93%	8.46%	10.66%

Annualized return on average assets	0.91%	1.10%	1.09%	(1.48)%	1.32%
Effect of adjustments to net income	0.00%	0.00%	0.00%	2.07%	(0.65)%
Non-GAAP Annualized return on average assets	0.91%	1.10%	1.09%	0.59%	0.67%